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                                                                     Exhibit 1.1


The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

                                [CHINA MOBILE LOGO]

                        CHINA MOBILE (HONG KONG) LIMITED

(Incorporated in Hong Kong with limited liability under the Companies Ordinance)

                                  ANNOUNCEMENT

In accordance with the Company's disclosure policy and to further enhance the transparency of the Group and timely provide additional information with which shareholders, investors and the general public may better appraise the business and financial position of the Group, the Board announces certain selected unaudited key performance indicators of the Group for the first three quarters of 2003.

In accordance with the Company's disclosure policy and to further enhance the transparency of the Group and timely provide additional information with which shareholders, investors and the general public may better appraise the business and financial position of the Group, the board of directors (the "BOARD") of China Mobile (Hong Kong) Limited (the "COMPANY", together with its subsidiaries, the "GROUP") announces certain selected unaudited key performance indicators of the Group for the first three quarters of 2003.


SELECTED UNAUDITED KEY PERFORMANCE INDICATORS


FINANCIAL DATA

                                                                           FOR THE PERIOD FROM 1 JANUARY
                          FOR THE PERIOD FROM 1 JANUARY 2003                   2002 TO 30 SEPTEMBER 2002
                                        TO 30 SEPTEMBER 2003                         PRO-FORMA COMBINED*
                                        (TOTALLING 273 DAYS)                        (TOTALLING 273 DAYS)  INCREASE
                          ----------------------------------              ------------------------------  --------
                                                                       107.107 billion (equivalent to
Total Revenue (RMB)           116.853 billion (equivalent to                 approximately HK$101.044
                           approximately HK$110.239 billion)                                 billion)          9.1%

                               68.986 billion (equivalent to            63.193 billion (equivalent to
EBITDA (RMB)                approximately HK$65.081 billion)         approximately HK$59.616 billion)          9.2%

EBITDA margin                                          59.0%                                    59.0%

                               26.196 billion (equivalent to          25.102 billion** (equivalent to
Net Profit (RMB)            approximately HK$24.713 billion)         approximately HK$23.681 billion)          4.4%

Net Profit margin                                      22.4%                                    23.4%


* The pro-forma combined financial data have been prepared as if the current structure of the Group (including 21 mobile telecommunications operating subsidiaries) had existed throughout the first three quarters of 2002.

** As required by SSAP12 (revised) issued by the Hong Kong Society of Accountants regarding the change in accounting treatment of deferred taxation, retrospective adjustments were made to certain pro-forma combined financial data for the first three quarters of 2002 whereby net profit was adjusted to RMB25.102 billion from the original RMB25.165 billion.


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OPERATIONAL DATA


                                                                                                  AS AT 30 JUNE
                                                                                                          2003/
                                                            AS AT 30 SEPTEMBER 2003/FOR          FOR THE PERIOD
                                                                        THE PERIOD FROM                    FROM
                                                                      1 JANUARY 2003 TO          1 JANUARY 2003
                                                                      30 SEPTEMBER 2003                      TO
                                                                   (TOTALLING 273 DAYS)            30 JUNE 2003
                                                                                                 (TOTALLING 181
                                                                                                          DAYS)
                                                           ----------------------------         ---------------
Number of Subscribers                                                    135.00 million          129.09 million

Net increase in subscribers for the relevant reporting
period                                                                    17.32 million           11.41 million

Average Revenue per User per Month (ARPU) during the
relevant reporting period (RMB/User/Month)                                          103                     104

Total Usage for the relevant reporting period (Minutes)                  260.15 billion          161.87 billion

Average Usage per User per Month (MOU) during the relevant
reporting period (Minutes/User/Month)                                               229                     220

Average Revenue per Minute during the relevant reporting
period (RMB)                                                                      0.449                   0.474

Number of Users of Mobile Data Services                                   91.78 million           83.05 million

Short Message Services Usage Volume for the relevant
reporting period (Messages)                                                65.8 billion            40.7 billion

Network Capacity (Users)                                                    152 million             148 million

Network Utilization Rate                                                          88.7%                   87.0%

Number of Employees                                                              63,359                  61,859

Labour Productivity (Subscribers/Employee)                                        2,131                   2,087



The business of the Group continued to show favourable growth during the first three quarters of 2003. As at 30 September 2003, the number of the Group's subscribers reached 135 million, representing a net increase of 17.32 million subscribers in nine months from the subscriber base as at 31 December 2002. In response to intensifying competition, the Group adopted rational and effective market-oriented competitive strategies, actively conducted brand promotion and marketing, developed comprehensive new businesses, further improved customer service processes, integrated sales and distribution channels, and launched special promotional packages tied to usage volume to fully leverage our network capability, which led to increased customer satisfaction and sustained growth in subscriber base and usage volume. Despite the decline in average revenue per minute, MOU increased during this period, benefiting from the favourable effects of price elasticity. This has resulted in a relatively stable ARPU, which together with the robust subscriber growth, contributed to favourable growth of total revenue. The Group's short message services usage volume continued to grow rapidly during the first three quarters of 2003, indicating the enormous development potential for the Group's mobile data business.

The flexible and effective marketing strategies implemented by the Group stimulated total usage, especially the off-peak hour usage, enhancing the Group's overall network utilization. It also ensured that the pressure for network expansion and investment would not grow in direct proportion with the increase in total usage, thereby easing somewhat the pressure for network expansion.

With robust business growth, effective cost controls and the further realization of the benefits of economies of scale, the Group achieved sustained favourable growth in its revenue, EBITDA and net profit during the first three quarters of 2003, recording an increase of 9.1%, 9.2% and 4.4% respectively when compared to the pro-forma combined figures for the same period in 2002. EBITDA margin was sustained at a high level of 59.0% during the first three quarters of 2003.

Given the ever-increasing competitive pressures, the Group will continue to proactively leverage its leading advantages of scale, network quality, technologies and services. The Group will further integrate its brands, catering to different target customer segments, and aggressively develop mobile

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data and other new businesses. The Group will unswervingly pursue business and service innovation, and focus on its core mobile telecommunications business. The Group will strive to consolidate its leading market position and maintain its sound fundamentals and sustainable development, with a view to generating greater value for its shareholders.

The Board wishes to remind investors that the above key performance indicators are based on the Group's unaudited management accounts. Investors are cautioned not to unduly rely on such data.

IN THE MEANTIME, INVESTORS ARE ADVISED TO EXERCISE CAUTION IN DEALING IN THE SECURITIES OF THE COMPANY.

For your convenience, this announcement contains translation between Renminbi amounts and Hong Kong dollars at RMB1.06 = HK$1.00. The translations are not representations that the Renminbi and Hong Kong dollar amounts could actually be converted at this rate, or at all.

                                                   By Order of the Board
                                              CHINA MOBILE (HONG KONG) LIMITED
                                                        WANG XIAOCHU
                                            Chairman and Chief Executive Officer


Hong Kong, 20 October 2003



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